Exhibit 99.1

Tenneco Reports First Quarter Financial Results

  Record-high first quarter net income of $47 million, or 75-cents per diluted share
  EBIT up 59% to $94 million
  Total revenue increases 34% to $1.760 billion; OE revenue up 38%, AM revenue up 15%

LAKE FOREST, Ill.--(BUSINESS WIRE)--May 3, 2011--Tenneco Inc. (NYSE:TEN) reported higher first quarter net income of $47 million, or 75-cents per diluted share, versus net income of $7 million, or 11-cents per diluted share in first quarter 2010. Adjusted for the items below, net income was $39 million, or 63-cents per diluted share, up from $15 million, or 25-cents per diluted share a year ago. The tables in this press release reconcile GAAP results to non-GAAP results.

EBIT (earnings before interest, taxes and noncontrolling interests) increased to $94 million from $59 million in first quarter 2010. Adjusted EBIT was $95 million, up 48% versus $64 million the prior year. The EBIT increase was driven by higher OE volumes and aftermarket sales, and stronger margins on new light and commercial vehicle launches.

EBITDA including noncontrolling interests (EBIT before depreciation and amortization) was $145 million, compared with $114 million a year ago. Adjusted EBITDA including noncontrolling interests rose to $146 million, up 24% versus $118 million in first quarter 2010.

“We are off to a strong start in 2011 with our highest-ever quarterly revenue and strong first quarter earnings. These results demonstrate the progress we’re making in executing on our growth opportunities and driving operational excellence,” said Gregg Sherrill, chairman and CEO, Tenneco.

Adjusted first quarter 2011 and 2010 results:

	Q1 2011				Q1 2010
	EBITDA*	EBIT	Net income attributable to Tenneco Inc.	Per Share	EBITDA*	EBIT	Net income attributable to Tenneco Inc.	Per Share
Earnings Measures	$145	$94	$47	$0.75	$114	$59	$7	$0.11

Adjustments (reflects non-GAAP measures):
Restructuring and related expenses	1	1	1	0.01	4	5	3	0.06
Costs related to refinancing	-	-	1	0.01	-	-	-	-
Net tax adjustments	-	-	(10)	(0.14)	-	-	5	0.08

Non-GAAP earnings measures	$146	$95	$39	$0.63	$118	$64	$15	$0.25

* EBITDA including noncontrolling interests (EBIT before depreciation and amortization)

First quarter 2011 adjustments:

  Restructuring and related expenses of $1 million pre-tax, or 1-cent per diluted share;
  Costs of $1 million pre-tax, or 1-cent per diluted share, related to retiring the company’s remaining 8 5/8 percent notes from the December 2010 refinancing transaction, which replaced them with 6 7/8 percent notes;
  Net tax benefits of $10 million, or 14-cents per diluted share, primarily related to U.S. taxable income with no associated tax expense due to the company’s net operating loss position and income generated in lower tax rate jurisdictions, partially offset by the impact of recording a valuation allowance against the tax benefit for losses in certain foreign jurisdictions.

First quarter 2010 adjustments:

  Restructuring and related expenses of $5 million pre-tax, or 6-cents per diluted share;
  Non-cash tax charges of $5 million, or 8-cents per diluted share, primarily related to the impact of not benefiting tax losses in the U.S. and certain foreign jurisdictions.

REVENUE

Tenneco reported a 34% increase in revenue to $1.760 billion from $1.316 billion a year ago. The increase was driven by higher OE production volumes and aftermarket sales, and incremental revenue from new light and commercial vehicle launches. Commercial and specialty vehicle OE revenue increased 54% year-over-year to 10% of global OE revenue as a result of stronger volumes and launching new diesel aftertreatment business. Aftermarket revenue, with typically higher margins, was 17% of total revenue, versus 20% a year ago. Excluding substrate sales and $42 million in currency, revenue was $1.299 billion, up 23% from $1.055 billion in first quarter 2010.

EBIT MARGIN, GROSS MARGIN AND SGA&E

EBIT margin in the quarter improved to 5.3% from 4.5% in first quarter of last year. Adjusted for the items above, EBIT margin was 5.4%, up from 4.9% a year ago. The improvement was due to capitalizing on stronger OE and aftermarket volumes, new light and commercial vehicle launches and leveraging SGA&E (selling, general, administrative and engineering) spending. These factors more than offset the negative impact of a mix shift between OE and aftermarket generated revenue and a 62% rise in substrate sales.

Adjusted EBIT margins in the North America and Europe, South America and India reporting segments showed strong year-over-year improvement on higher volumes. North America adjusted EBIT margin was up 0.7 percentage points and the adjusted EBIT margin for Europe, South America and India was up 1.1 percentage points. Asia Pacific adjusted EBIT margin declined 2.6 percentage points. Higher production volumes and Tenneco’s strong operating performance in China were more than offset by significant industry production declines in Australia, costs associated with the start-up of new operations in China and Thailand, and higher engineering investments to support rapid growth in this region.

Gross margin percent in the quarter was 16.7%, 1.8 percentage points lower than 18.5% a year ago. The benefit of higher production volumes globally was mostly offset by the OE and aftermarket mix shift and higher year-over-year substrate sales. The company completely offset material cost increases in the quarter through material cost reduction actions and recoveries. However, material recoveries negatively impacted the gross margin percent. Together, the mix shift, substrate sales and material recoveries totaled a negative impact of 1.7 percentage points on gross margin percent.

Tenneco successfully leveraged higher revenues in the quarter with an improvement in SGA&E expense as a percent of sales to 8.2% versus 9.7% a year ago. SGA&E spending in the quarter was $144 million, versus $127 million a year ago, driven by investments in new facilities in China and Thailand, and higher engineering spending to support customer programs, technology applications and growth in emerging markets.

CASH

Tenneco’s cash performance is seasonal with a greater use of cash in the first quarter as the company prepares for OE platform launches and the aftermarket selling season. In the first quarter, Tenneco used $103 million in cash for operations, versus using $57 million a year ago, driven by a $75 million greater demand on working capital to support higher revenues.

Capital expenditures in the quarter were $41 million, compared with $27 million a year ago. The year-over-year increase includes investments to support customer launch programs and expansion in fast-growing markets.

DEBT

Tenneco’s net debt was $1.132 billion at March 31, 2011, down from $1.146 billion a year ago. The leverage ratio (net debt to adjusted EBITDA including noncontrolling interests) was 2.1x, also down from a year ago at 2.8x.

OUTLOOK

Industry production in the second quarter will see some impact from the crisis in Japan. Prior to these events, IHS Automotive forecasted a 9% increase in light vehicle production in the regions where Tenneco operates. However, the current forecast, while still up in most regions, has been adjusted to an overall 3% increase in light vehicle production to account for temporary customer disruptions. This includes an 11% year-over-year increase in North America, 6% in China, 16% in India and 7% in South America. The Japan impact has now lowered Europe production estimates to a 6% year-over-year decrease in the second quarter but still up for the year. In addition, weaker industry conditions – separate from the Japan crisis – are continuing in Australia with a forecasted 3% decline.

Despite the temporary disruptions to customer production, volumes are expected to recover by the end of the year. According to IHS Automotive, full-year production in the regions where Tenneco operates is still predicted to increase 7% versus last year, unchanged from previous forecasts.

On the commercial vehicle side of Tenneco’s business, the company is launching diesel aftertreatment programs with 13 commercial vehicle and engine manufacturers globally through 2012. These programs are launching in North America, Europe, China and South America. Today, Tenneco is adding Daimler and MAN, both in South America, to its list of nine previously announced commercial vehicle customers.

Tenneco also recently announced new aftermarket business in North America with seven customers, expected to generate more than $15 million in annual revenue. In the second quarter, the company anticipates incurring $12 million in changeover costs, primarily in the form of customer credits, related to this new business.

“There are uncertainties regarding OE production in the second quarter due to the Japan crisis. However, we expect the impact on our revenue will be partially offset in the quarter by overall stronger volumes globally and the lost production will fully recover by the end of the year,” said Sherrill. “We are on track with our growth strategies including investments and initiatives to expand in emerging markets and launch significant new emission control programs with our commercial vehicle customers. I am pleased with the execution on our commercial vehicle programs, involving new technologies and manufacturing processes.”

FIRST QUARTER REPORTING SEGMENT RESULTS

NORTH AMERICA

	Q1 11 Revenues	% Change vs. Q1 10	Q1 11 Revenues Excluding Currency & Substrate Sales	% Change vs. Q1 10
North America Original Equipment
Ride Control	152	19%	150	17%
Emission Control	526	61%	277	45%
Total North America Original Equipment	678	49%	427	34%

North America Aftermarket
Ride Control	127	13%	126	12%
Emission Control	46	20%	45	18%
Total North America Aftermarket	173	15%	171	13%

Total North America	851	41%	598	27%
  The increase in OE revenue was driven by higher volumes on vehicles such as the Ford Super-Duty, GM crossovers and the Toyota Tundra. The increase significantly outpaced a rise in industry light vehicle production of 13%.* Incremental commercial vehicle business also contributed to the revenue increase.
  Aftermarket revenue increased on higher ride control and emission control sales volumes.
  North America EBIT increased to $62 million from $36 million a year ago. The 72% rise was on stronger production volumes and aftermarket sales. EBIT also benefited from new light and commercial vehicle launches in the quarter.
  Adjusted EBIT was up 55% to $62 million, versus $40 million in first quarter 2010.
    First quarter 2010 EBIT includes $4 million in restructuring and related expenses.

EUROPE, SOUTH AMERICA AND INDIA

	Q1 11 Revenues	% Change vs. Q1 10	Q1 11 Revenues Excluding Currency & Substrate Sales	% Change vs. Q1 10
Europe Original Equipment
Ride Control	139	19%	136	17%
Emission Control	376	40%	238	31%
Total Europe Original Equipment	515	34%	374	26%

Europe Aftermarket
Ride Control	44	13%	43	10%
Emission Control	30	12%	29	7%
Total Europe Aftermarket	74	12%	72	9%

South America & India	152	37%	120	22%

Total Europe, South America & India	741	32%	566	22%
  The Europe OE revenue increase outperformed a 10% increase in industry light vehicle production,* driven by higher volumes on vehicles such as the Daimler Sprinter, BMW 1 and 3 Series and the VW Golf.
  Europe aftermarket revenue increased on higher sales volumes in both product lines.
  South America and India revenue increased due to stronger OE and aftermarket volumes in both regions.
  EBIT for Europe, South America and India doubled to $24 million from $12 million a year ago, driven by higher volumes and manufacturing efficiencies.
  Adjusted EBIT was $25 million, up 92% from $13 million in first quarter 2010. First quarter 2011 and 2010 include $1 million in restructuring and related expenses.

ASIA PACIFIC

	Q1 11 Revenues	% Change vs. Q1 10	Q1 11 Revenues Excluding Currency & Substrate Sales	% Change vs. Q1 10
Asia	131	17%	106	22%

Australia	37	(4%)	29	(18%)

Total Asia Pacific	168	12%	135	10%
  Strong production volumes on GM, VW and Nissan platforms in China drove the revenue increase in Asia.
  Australia revenue decreased due to a 15% decline in industry light vehicle production.*
  Asia Pacific EBIT was $8 million, versus $11 million a year ago.
    China EBIT improved year-over-year on strong volumes and operational performance, which more than made up for higher expenses related to opening and ramping up operations at three new plants and higher engineering costs to support growth initiatives including new commercial vehicle platforms.
    The strong performance in China was more than offset by significant production volume declines in Australia and higher expenses in Thailand associated with a new facility and engineering to support new business growth.
    Asia Pacific EBIT includes $1 million in negative currency.

*IHS Automotive production estimates April 2011

Attachment 1
Statements of Income – 3 Months
Balance Sheets
Statements of Cash Flows – 3 Months
Attachment 2
Reconciliation of GAAP Net Income to EBITDA including noncontrolling interests – 3 Months
Reconciliation of GAAP to Non-GAAP Earnings Measures – 3 Months
Reconciliation of GAAP Revenue to Non-GAAP Revenue Measures – 3 Months
Reconciliation of GAAP Revenue to Non-GAAP Revenue Measures – 3 Months
Reconciliation of Non-GAAP Measures – Debt Net of Cash/Adjusted EBITDA including noncontrolling interests
Reconciliation of GAAP Revenue to Non-GAAP Revenue Measures – Original Equipment and Aftermarket Revenue – 3 Months

CONFERENCE CALL

The company will host a conference call on Tuesday, May 3, 2011 at 9:00 a.m. ET. The dial-in number is 888-989-4405 (domestic) or 517-308-9288 (international). The passcode is TENNECO. The call and accompanying slides will be available on the financial section of the Tenneco web site at www.tenneco.com. A recording of the call will be available one hour following completion of the call on May 3, 2011 through June 3, 2011. To access this recording, dial 800-297-0781 (domestic) or 203-369-3239 (international). The purpose of the call is to discuss the company’s operations for the quarter, as well as other matters that may impact the company’s outlook. A copy of the press release is available on the financial and news sections of the Tenneco web site.

2011 ANNUAL MEETING

The Tenneco Board of Directors has scheduled the corporation’s annual meeting of shareholders for Wednesday, May 18, 2011 at 10:00 a.m. CT. The meeting will be held at the corporate headquarters, 500 North Field Drive, Lake Forest, Illinois.

Tenneco is a $5.9 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 22,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe®, Walker®, Gillet™ and Clevite®Elastomer brand names.

This press release contains forward-looking statements. Words such as “may,” “expects,” “anticipate,” ”projects,” “will,” and “outlook” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company's plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are:

(i) general economic, business and market conditions;

(ii) the company’s ability to source and procure needed materials, components and other products and services in accordance with customer demand and at competitive prices, including any impact on the company’s ability to source and procure such items and services due to supply disruptions caused by the recent earthquake and tsunami in Japan;

(iii) changes in capital availability or costs, including increases in the company's costs of borrowing (i.e., interest rate increases), the amount of the company's debt, the ability of the company to access capital markets at favorable rates, and the credit ratings of the company’s debt;

(iv) changes in consumer demand, prices and our ability to have our products included on top selling vehicles, including any shifts in consumer preferences to other lower margin vehicles, for which we may or may not have supply contracts;

(v) changes in automotive manufacturers' production rates and their actual and forecasted requirements for the company's products such as the significant production cuts during recent years by automotive manufacturers in response to difficult economic conditions;

(vi) the overall highly competitive nature of the automobile and commercial vehicle parts industry, and any resultant inability to realize the sales represented by the company’s awarded book of business which is based on anticipated pricing for the applicable program over its life;

(vii) the loss of any of our large original equipment manufacturer (“OEM”) customers (on whom we depend for a substantial portion of our revenues), or the loss of market shares by these customers if we are unable to achieve increased sales to other OEMs;

(viii) workforce factors such as strikes or labor interruptions;

(ix) increases in the costs of raw materials, including the company’s ability to successfully reduce the impact of any such cost increases through materials substitutions, cost reduction initiatives, customer recovery and other methods;

(x) the negative impact of higher fuel prices on transportation and logistics costs, raw material costs and discretionary purchases of vehicles or aftermarket products;

(xi) the cyclical nature of the global vehicular industry, including the performance of the global aftermarket sector and longer product lives of automobile parts;

(xii) the company's continued success in cost reduction and cash management programs and its ability to execute restructuring and other cost reduction plans and to realize anticipated benefits from these plans;

(xiii) product warranty costs;

(xiv) the cost and outcome of existing and any future legal proceedings, and the impact of changes in and compliance with laws and regulations, including environmental laws and regulations and the adoption of the current mandated timelines for worldwide emissions regulations;

(xv) economic, exchange rate and political conditions in the countries where we operate or sell our products;

(xvi) the company's ability to develop and profitably commercialize new products and technologies, and the acceptance of such new products and technologies by the company's customers and the market;

(xvii) changes by the Financial Accounting Standards Board or other accounting regulatory bodies to authoritative generally accepted accounting principles or policies;

(xviii) changes in accounting estimates and assumptions, including changes based on additional information;

(xix) governmental actions, including the ability to receive regulatory approvals and the timing of such approvals, as well as the impact of changes to and compliance with laws and regulations pertaining to environmental concerns, pensions or other regulated activities;

(xx) acts of war and/or terrorism as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the countries where the company operates; and

(xxi) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries.

The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-K for the year ended December 31, 2010.

ATTACHMENT 1
TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
STATEMENTS OF INCOME
Unaudited
THREE MONTHS ENDED MARCH 31,
(Millions except per share amounts)

	2011		2010
Net sales and operating revenues	$1,760		$1,316

Costs and expenses
Cost of sales (exclusive of depreciation shown below)	1,466	(a)	1,073	(d)
Engineering, research and development	35		27
Selling, general and administrative	109		100
Depreciation and amortization of other intangibles	51		55	(d)
Total costs and expenses	1,661		1,255

Loss on sale of receivables	(1)		(1)
Other income (expense)	(4)		(1)
Total other income (expense)	(5)		(2)

Earnings before interest expense, income taxes,
and noncontrolling ownership interests
North America	62		36	(d)
Europe, South America & India	24	(a)	12	(d)
Asia Pacific	8		11
	94		59
Less:
Interest expense (net of interest capitalized)	28	(b)	32
Income tax expense	14	(c)	15	(e)
Net income	52		12

Less: Net income attributable to noncontrolling interests	5		5
Net income attributable to Tenneco Inc.	$47		$7

Average common shares outstanding:
Basic	59.8		58.9
Diluted	62.1		60.8

Earnings per share of common stock:
Basic	$0.78		$0.11
Diluted	$0.75		$0.11

(a) Includes restructuring and related charges of $1 million pre-tax, $1 million after tax or $0.01 per diluted share, which is recorded in cost of sales in Europe, South America and India.
(b) Includes pre-tax expenses of $1 million, $1 million after tax or $0.01 per share for costs related to refinancing activities.
(c) Includes net tax benefits of $10 million or $0.14 per diluted share primarily related to U.S. taxable income with no associated tax expense due to the company's net operating loss position and income generated in lower tax rate jurisdictions, partially offset by the impact of recording a valuation allowance against the tax benefit for losses in certain foreign jurisdictions.
(d) Includes restructuring and related charges of $5 million pre-tax, $3 million after tax or $0.06 per diluted share. Of the adjustment $4 million is recorded in cost of sales and $1 million is recorded in depreciation. Geographically, $4 million is recorded in North America and $1 million in Europe, South America and India.
(e) Includes a non-cash tax charge of $5 million or $0.08 per diluted share primarily related to the impact of not benefiting U.S. and foreign tax losses.

ATTACHMENT 1
TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
BALANCE SHEETS
(Unaudited)
(Millions)

		March 31, 2011		December 31, 2010

	Assets

	Cash and cash equivalents	$199		$233

	Receivables, net	1,090	(a)	826	(a)

	Inventories	637		547

	Other current assets	203		184

	Investments and other assets	331		327

	Plant, property, and equipment, net	1,072		1,050

	Total assets	$3,532		$3,167

	Liabilities and Shareholders' Equity

	Short-term debt	$146		$63

	Accounts payable	1,205		1,048

	Accrued taxes	59		51

	Accrued interest	22		13

	Other current liabilities	297		293

	Long-term debt	1,185	(b)	1,160	(b)

	Deferred income taxes	57		56

	Deferred credits and other liabilities	428		436

	Redeemable noncontrolling interests	14		12

	Tenneco Inc. shareholders' equity	76		(4)

	Noncontrolling interests	43		39

	Total liabilities and shareholders' equity	$3,532		$3,167

		March 31, 2011		December 31, 2010
(a)	Accounts Receivables net of:
	Europe - Accounts receivables securitization programs	$147		$91

		March 31, 2011		December 31, 2010
(b)	Long term debt composed of:
	Borrowings against revolving credit facilities	$47		$-
	Term loan B (Due 2016)	149		149
	8.625% subordinated notes (Due 2014)	-		20
	8.125% senior notes (Due 2015)	250		250
	7.75% senior notes (Due 2018)	225		225
	6.875% senior notes (Due 2020)	500		500
	Other long term debt	14		16

		$1,185		$1,160

		ATTACHMENT 1
Tenneco Inc. and Consolidated Subsidiaries
Statements of Cash Flows
(Unaudited)
(Millions)

	Three Months Ended
	March 31,
	2011	2010

Operating activities:
Net income	$52	$12
Adjustments to reconcile net income
to net cash used by operating activities -
Depreciation and amortization of other intangibles	51	55
Stock-based compensation	2	3
Deferred income taxes	(5)	(3)
Loss on sale of assets	-	2
Changes in components of working capital-
(Inc.)/dec. in receivables	(251)	(191)
(Inc.)/dec. in inventories	(77)	(44)
(Inc.)/dec. in prepayments and other current assets	(15)	(7)
Inc./(dec.) in payables	139	120
Inc./(dec.) in taxes accrued	8	7
Inc./(dec.) in interest accrued	8	9
Inc./(dec.) in other current liabilities	1	(6)
Changes in long-term assets	(3)	(1)
Changes in long-term liabilities	(12)	(11)
Other	(1)	(2)
Net cash used by operating activities	(103)	(57)

Investing activities:
Proceeds from sale of assets	4	1
Cash payments for plant, property & equipment	(46)	(38)
Cash payments for software-related intangibles	(3)	(2)
Investments and other	-	1
Net cash used by investing activities	(45)	(38)

Financing activities:
Retirement of long-term debt	(22)	(8)
Net inc./(dec.) in bank overdrafts	7	(1)
Net inc./(dec.) in revolver borrowings and short-term debt excluding current
maturities on long-term debt and short-term borrowings secured by accounts receivable	47	2
Net inc./(dec.) in short-term borrowings secured by accounts receivable	82	126
Distribution to noncontrolling interest partners	-	(1)
Net cash provided by financing activities	114	118

Effect of foreign exchange rate changes on cash and
cash equivalents	-	3

Increase (Decrease) in cash and cash equivalents	(34)	26
Cash and cash equivalents, January 1	233	167
Cash and cash equivalents, March 31	$199	$193

Cash paid during the period for interest	$19	$22
Cash paid during the period for income taxes (net of refunds)	10	8

Non-cash Investing and Financing Activities
Period ended balance of payables for plant, property, and equipment	$25	$16

ATTACHMENT 2
TENNECO INC.
RECONCILIATION OF GAAP(1) NET INCOME TO EBITDA INCLUDING NONCONTROLLING INTERESTS (2)
Unaudited

					Q1 2011
					North	Europe,	Asia
					America	SA & India	Pacific	Total
Net income attributable to Tenneco Inc.								$47

Net income attributable to noncontrolling interests								5

Net income								52

Income tax expense								14

Interest expense (net of interest capitalized)								28

EBIT, Earnings before interest expense, income taxes and noncontrolling ownership interests (GAAP measure)					$62	$24	$8	94

Depreciation and amortization of other intangibles					23	22	6	51

Total EBITDA including noncontrolling interests (2)					$85	$46	$14	$145

					Q1 2010
					North	Europe,	Asia
					America	SA & India	Pacific	Total
Net income attributable to Tenneco Inc.								$7

Net income attributable to noncontrolling interests								5

Net income								12

Income tax expense								15

Interest expense (net of interest capitalized)								32

EBIT, Earnings before interest expense, income taxes and noncontrolling ownership interests (GAAP measure)					$36	$12	$11	59

Depreciation and amortization of other intangibles					28	22	5	55

Total EBITDA including noncontrolling interests (2)					$64	$34	$16	$114

(1) Generally Accepted Accounting Principles

(2) EBITDA including noncontrolling interests represents income before interest expense, income taxes, noncontrolling interests and depreciation and amortization.  EBITDA including noncontrolling interests is not a calculation based upon generally accepted accounting principles.  The amounts included in the EBITDA including noncontrolling interests calculation, however, are derived from amounts included in the historical statements of income data.  In addition, EBITDA including noncontrolling interests should not be considered as an alternative to net income (loss) attributable to Tenneco Inc. or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity.  Tenneco has presented EBITDA including noncontrolling interests because it regularly reviews EBITDA including noncontrolling interests as a measure of the company's performance.  In addition, Tenneco believes its investors utilize and analyze our EBITDA including noncontrolling interests for similar purposes.  Tenneco also believes EBITDA including noncontrolling interests assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA including noncontrolling interests measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

ATTACHMENT 2
TENNECO INC.
RECONCILIATION OF GAAP(1) TO NON-GAAP EARNINGS MEASURES(2)
Unaudited

	Q1 2011				Q1 2010
	EBITDA (3)	EBIT	Net income attributable to Tenneco Inc.	Per Share	EBITDA (3)	EBIT	Net income attributable to Tenneco Inc.	Per Share
Earnings Measures	$145	$94	$47	$0.75	$114	$59	$7	$0.11

Adjustments (reflect non-GAAP measures):
Restructuring and related expenses	1	1	1	0.01	4	5	3	0.06
Costs related to refinancing	-	-	1	0.01	-	-	-	-
Net tax adjustments	-	-	(10)	(0.14)	-	-	5	0.08

Non-GAAP earnings measures	$146	$95	$39	$0.63	$118	$64	$15	$0.25

					Q1 2011
					North	Europe,	Asia
					America	SA & India	Pacific	Total
EBIT					$62	$24	$8	$94
Restructuring and related expenses					-	1	-	1
Adjusted EBIT					$62	$25	$8	$95

					Q1 2010
					North	Europe,	Asia
					America	SA & India	Pacific	Total
EBIT					$36	12	$11	$59
Restructuring and related expenses					4	1	-	5
Adjusted EBIT					$40	$13	$11	$64

(1) Generally Accepted Accounting Principles

(2) Tenneco presents the above reconciliation of GAAP to non-GAAP earnings measures primarily to reflect the results for the first quarters of 2011 and 2010 in a manner that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the company and other items impacting comparability between the periods.  Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods.  Using only the non-GAAP earnings measures to analyze earnings would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material.  Management compensates for these limitations by utilizing both GAAP and non-GAAP earnings measures reflected above to understand and analyze the results of the business.  The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.

(3) EBITDA including noncontrolling interests represents income before interest expense, income taxes, noncontrolling interests and depreciation and amortization.  EBITDA including noncontrolling interests is not a calculation based upon generally accepted accounting principles.  The amounts included in the EBITDA including noncontrolling interests calculation, however, are derived from amounts included in the historical statements of income data.  In addition, EBITDA including noncontrolling interests should not be considered as an alternative to net income (loss) attributable to Tenneco Inc. or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity.  Tenneco has presented EBITDA including noncontrolling interests because it regularly reviews EBITDA including noncontrolling interests as a measure of the company's performance.  In addition, Tenneco believes its investors utilize and analyze our EBITDA including noncontrolling interests for similar purposes.  Tenneco also believes EBITDA including noncontrolling interests assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA including noncontrolling interests measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

ATTACHMENT 2
TENNECO INC.
RECONCILIATION OF GAAP (1) REVENUE TO NON-GAAP REVENUE MEASURES (2)
Unaudited

	Q1 2011
				Substrate	Revenues
				Sales	Excluding
			Revenues	Excluding	Currency
		Currency	Excluding	Currency	and Substrate
	Revenues	Impact	Currency	Impact	Sales
North America Original Equipment
Ride Control	$152	$2	$150	$-	$150
Emission Control	526	-	526	249	277
Total North America Original Equipment	678	2	676	249	427

North America Aftermarket
Ride Control	127	1	126	-	126
Emission Control	46	1	45	-	45
Total North America Aftermarket	173	2	171	-	171

Total North America	851	4	847	249	598

Europe Original Equipment
Ride Control	139	3	136	-	136
Emission Control	376	16	360	122	238
Total Europe Original Equipment	515	19	496	122	374

Europe Aftermarket
Ride Control	44	1	43	-	43
Emission Control	30	1	29	-	29
Total Europe Aftermarket	74	2	72	-	72

South America & India	152	7	145	25	120

Total Europe, South America & India	741	28	713	147	566

Asia	131	5	126	20	106

Australia	37	5	32	3	29

Total Asia Pacific	168	10	158	23	135

Total Tenneco Inc.	$1,760	$42	$1,718	$419	$1,299

	Q1 2010
				Substrate	Revenues
				Sales	Excluding
			Revenues	Excluding	Currency
		Currency	Excluding	Currency	and Substrate
	Revenues	Impact	Currency	Impact	Sales
North America Original Equipment
Ride Control	$128	$-	$128	$-	$128
Emission Control	326	-	326	135	191
Total North America Original Equipment	454	-	454	135	319

North America Aftermarket
Ride Control	113	-	113	-	113
Emission Control	38	-	38	-	38
Total North America Aftermarket	151	-	151	-	151

Total North America	605	-	605	135	470

Europe Original Equipment
Ride Control	116	-	116	-	116
Emission Control	269	-	269	86	183
Total Europe Original Equipment	385	-	385	86	299

Europe Aftermarket
Ride Control	39	-	39	-	39
Emission Control	27	-	27	-	27
Total Europe Aftermarket	66	-	66	-	66

South America & India	110	-	110	13	97

Total Europe, South America & India	561	-	561	99	462

Asia	111	-	111	25	86

Australia	39	-	39	2	37

Total Asia Pacific	150	-	150	27	123

Total Tenneco Inc.	$1,316	$-	$1,316	$261	$1,055

(1) Generally Accepted Accounting Principles

(2) Tenneco presents the above reconciliation of revenues in order to reflect the trend in the company's sales, in various product lines and geographical regions, separately from the effects of doing business in currencies other than the U.S. dollar. Additionally, substrate sales include precious metals pricing, which may be volatile. Substrate sales occur when, at the direction of its OE customers, Tenneco purchases catalytic converters or components thereof from suppliers, uses them in its manufacturing processes and sells them as part of the completed system. While Tenneco original equipment customers assume the risk of this volatility, it impacts reported revenue. Excluding substrate sales removes this impact. Tenneco uses this information to analyze the trend in revenues before these factors. Tenneco believes investors find this information useful in understanding period to period comparisons in the company's revenues.

ATTACHMENT 2
TENNECO INC.
RECONCILIATION OF GAAP REVENUE TO NON-GAAP REVENUE MEASURES
Unaudited

	Q1 2011 vs. Q1 2010 $ Change and % Change Increase (Decrease)
	Revenues	% Change	Revenues Excluding Currency and Substrate Sales	% Change
North America Original Equipment
Ride Control	24	19%	22	17%
Emission Control	200	61%	86	45%
Total North America Original Equipment	224	49%	108	34%

North America Aftermarket
Ride Control	14	13%	13	12%
Emission Control	8	20%	7	18%
Total North America Aftermarket	22	15%	20	13%

Total North America	246	41%	128	27%

Europe Original Equipment
Ride Control	23	19%	20	17%
Emission Control	107	40%	55	31%
Total Europe Original Equipment	130	34%	75	26%

Europe Aftermarket
Ride Control	5	13%	4	10%
Emission Control	3	12%	2	7%
Total Europe Aftermarket	8	12%	6	9%

South America & India	42	37%	23	22%

Total Europe, South America & India	180	32%	104	22%

Asia	20	17%	20	22%

Australia	(2)	(4%)	(8)	(18%)

Total Asia Pacific	18	12%	12	10%

Total Tenneco Inc.	$444	34%	$244	23%

ATTACHMENT 2
TENNECO INC.
RECONCILIATION OF NON-GAAP MEASURES
Debt net of cash / Adjusted EBITDA including noncontrolling interests
Unaudited

		Quarter Ended March 31,

		2011		2010

Total debt		$1,331		$1,339

Cash and cash equivalents		199		193

Debt net of cash balances (1)		1,132		1,146

Adjusted EBITDA including noncontrolling interests (2) (3)		545		412

Ratio of debt net of cash balances to adjusted EBITDA including noncontrolling interests (4)		2.1x		2.8x

	Q2 10	Q3 10	Q4 10	Q1 11	Q1 11 LTM

Net income (loss) attributable to Tenneco Inc.	40	10	(18)	47	79

Net income attributable to noncontrolling interests	6	6	7	5	24

Income tax expense	15	15	24	14	68

Interest expense (net of interest capitalized)	32	36	49	28	145

EBIT, Earnings before interest expense, income taxes and noncontrolling ownership interests (GAAP measure)	93	67	62	94	316

Depreciation and amortization of other intangibles	53	55	53	51	212

Total EBITDA including noncontrolling interests (2)	146	122	115	145	528

Restructuring and related expenses	3	3	4	1	11

Pension charges (5)	-	4	2	-	6

Total Adjusted EBITDA including noncontrolling interest (3)	149	129	121	146	545

	Q2 09	Q3 09	Q4 09	Q1 10	Q1 10 LTM

Net income (loss) attributable to Tenneco Inc.	(33)	(8)	17	7	(17)

Net income attributable to noncontrolling interests	4	4	9	5	22

Income tax expense (benefit)	11	4	(5)	15	25

Interest expense (net of interest capitalized)	35	35	32	32	134

EBIT, Earnings before interest expense, income taxes and noncontrolling ownership interests (GAAP measure)	17	35	53	59	164

Depreciation and amortization of other intangibles	55	55	59	55	224

Total EBITDA including noncontrolling interests (2)	72	90	112	114	388

Restructuring and related expenses	2	11	2	4	19

Environmental reserve (6)	5	-	-	-	5

Total Adjusted EBITDA including noncontrolling interest (3)	79	101	114	118	412

(1) Tenneco presents debt net of cash balances because management believes it is a useful measure of Tenneco's credit position and progress toward reducing leverage. The calculation is limited in that the company may not always be able to use cash to repay debt on a dollar-for- dollar basis.

(2) EBITDA including noncontrolling interests represents income before interest expense, income taxes, noncontrolling interests and depreciation and amortization.  EBITDA including noncontrolling interests is not a calculation based upon generally accepted accounting principles.  The amounts included in the EBITDA including noncontrolling interests calculation, however, are derived from amounts included in the historical statements of income data.  In addition, EBITDA including noncontrolling interests should not be considered as an alternative to net income (loss) attributable to Tenneco Inc. or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity.  Tenneco has presented EBITDA including noncontrolling interests because it regularly reviews EBITDA including noncontrolling interests as a measure of the company's performance.  In addition, Tenneco believes its investors utilize and analyze our EBITDA including noncontrolling interests for similar purposes.  Tenneco also believes EBITDA including noncontrolling interests assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors.  However, the EBITDA including noncontrolling interests measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(3) Adjusted EBITDA including noncontrolling interests is presented in order to reflect the results in a manner that allows a better understanding of operational activities separate from the financial impact of decisions made for the long term benefit of the company and other items impacting comparability between the periods. Similar adjustments to EBITDA including noncontrolling interests have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.

(4) Tenneco presents the above reconciliation of the ratio of debt net of cash to annual adjusted EBITDA including noncontrolling interests to show trends that investors may find useful in understanding the company's ability to service its debt. For purposes of this calculation, annual adjusted EBITDA including noncontrolling interests is used as an indicator of the company's performance and debt net of cash is presented as an indicator of our credit position and progress toward reducing our financial leverage. This reconciliation is provided as supplemental information and not intended to replace the company's existing covenant ratios or any other financial measures that investors may find useful in describing the company's financial position. See notes (1), (2) and (3) for a description of the limitations of using debt net of cash, EBITDA including noncontrolling interests and adjusted EBITDA including noncontrolling interests.

(5) Includes charges related to an actuarial loss for a lump-sum pension payments.

(6) Represents a charge related to environmental liabilities of a company Tenneco acquired in 1996, at locations never operated by Tenneco, and for which that acquired company had been indemnified by Mark IV Industries, which declared bankruptcy in the second quarter 2009.

		ATTACHMENT 2
TENNECO INC.
RECONCILIATION OF GAAP(1) REVENUE TO NON-GAAP REVENUE MEASURES(2)
Original Equipment Value-added Revenues
Unaudited

	Three Months Ended March 31,

	2011	2010

Net sales and operating revenues	$1,760	$1,316

Less: Aftermarket revenues	297	257

Original equipment revenues	1,463	1,059

Less: Substrate sales	423	261

Original equipment value-added revenues	$1,040	$798

(1) Generally Accepted Accounting Principles

(2) Tenneco presents the above reconciliation of revenues in order to reflect OE value-added revenues. Substrate sales include precious metals pricing, which may be volatile. Substrate sales occur when, at the direction of its OE customers, Tenneco purchases catalytic converters or components thereof from suppliers, uses them in its manufacturing processes and sells them as part of the completed system. While Tenneco original equipment customers assume the risk of this volatility, it impacts reported revenue. Excluding substrate sales removes this impact.

CONTACT:
Tenneco Inc.
Investor relations
Linae Golla, 847 482-5162
lgolla@tenneco.com
Media relations
Jane Ostrander
847 482-5607
jostrander@tenneco.com